Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER OF 2006

Global Services Third Quarter Earnings up 24% Over Prior Year

DALLAS, Texas, November 2, 2006 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced financial results for the third quarter and first nine months of 2006.

As announced on Tuesday, October 31, the Company has agreed to be acquired by CB Richard Ellis Group, Inc. in a transaction whereby shareholders will receive $49.51 per share in cash.  Completion of the transaction is conditioned on, among other things, regulatory review and approval by the Company’s stockholders.  The transaction is expected to close in late 2006 or early 2007.

Consolidated Results

For the third quarter of 2006, revenues totaled $247.1 million, a 13% increase from revenues of $218.8 million for the corresponding quarter of 2005.  Net income for the third quarter of 2006 was $15.9 million, up 10% from net income of $14.5 million for the third quarter of 2005.  Earnings per share for the quarter were $0.43, compared with $0.40 for the third quarter of 2005.

For the nine months ended September 30, 2006, revenues were $702.1 million, up 16% from revenues of $605.5 million for the nine months ended September 30, 2005.  Net income for the nine months ended September 30, 2006, was $28.3 million, up 14% from net income of $24.8 million for the first nine months of 2005.  For the year to date through September 30, 2006, the company reported diluted earnings per share of $0.77, compared with diluted earnings per share of $0.68 for the first nine months of 2005.

Revenue information reflects a change in income statement presentation.  Beginning with the third quarter of 2006, gains on disposition of real estate will no longer be shown as revenues but will be shown separately as another component of operating income.  This change in presentation has no impact on operating income, income from continuing operations or net income; its impact is solely to reduce reported revenues.  The change will also be made to prior period information shown for comparative purposes.

Commenting on the consolidated results, the Company’s Chairman and Chief Executive Officer, Robert E. Sulentic, stated “With Global Services’ 2006 year-to-date earnings up 33% and our expectation that the Development and Investment segment will make a strong contribution to full-year profit growth, concentrated in the fourth quarter, we are pleased with where we sit through nine months.  A year ago, in the third quarter of 2005, we posted earnings per share growth of 167%, increasing earnings per share from $0.15 in the third quarter of 2004 to $0.40 in the third quarter of 2005.  A year later, our more modest third quarter 2006 increase in earnings per share, from $0.40 to $0.43, is in part a function of last year’s extremely strong third quarter.”

Segment Results – Global Services

Global Services segment income before income taxes increased 24% from $13.2 million in the third quarter of 2005 to $16.4 million in the third quarter of 2006.  Revenues for this segment increased 12%, from $209.5 million in the third quarter of 2005 to $234.0 million in the third quarter of 2006.  The revenue increase was fueled by services provided to user customers, as total revenues from the three user services lines – facilities management, corporate advisory services and project management – grew 19% from quarter to quarter.

For the first nine months of 2006, Global Services income before income taxes was $47.5 million, up from income before income taxes of $35.6 million for the nine months ended September 30, 2005.  Year-to-date Global Services revenues increased 15% from $581.3 million for the first nine months of 2005 to $670.6 million for the nine months ended September 30, 2006, with user services revenues again leading the way, up 22% for the year-to-date period.

Commenting on the segment’s third quarter and year-to-date performance, Mr. Sulentic noted, “Our success in the outsourcing space – both new contract awards and expansions with existing customers – continues to fuel the growth in user services revenues, as expected.  An increase in equity earnings from our investment in Savills has contributed nicely to segment profit growth.  In the third quarter we saw a modest decline in investor services revenues including a 3% decline in brokerage revenues from investor clients.  While total brokerage revenues – from both corporate advisory services and investor brokerage – increased only 8% for the quarter, that growth is on top of the exceptionally strong third quarter in 2005, during which total brokerage revenues increased by 41%.  We continue to be encouraged by the rate of growth of total brokerage revenues for the year to date, up 24%.”

Segment Results – Development and Investment

Development and Investment segment income before income taxes decreased from $9.7 million for the third quarter of 2005 to $8.5 million for the third quarter of 2006.

With regard to the segment’s year-to-date performance, Mr. Sulentic said, “As noted in our second quarter earnings release, we expected this segment’s earnings to be concentrated in the fourth quarter and for the Development and Investment segment to be a strong contributor to this year’s profit growth.  Our expectations are unchanged in that regard.  We are very pleased with the continuing build-up of our Development and Investment inventories.  At September 30, 2006, our in process inventory had risen to $5.3 billion in total project costs, a new record, up $1.7 billion from year-end 2005, and our combined in process and pipeline inventories of $8.0 billion was also a new record.”

Balance Sheet

Consistent with the growth of the company’s in process development activity, its investment in real estate increased during the quarter.  Consolidated real estate increased $73.6 million during the quarter to $519.0 million at September 30, 2006.  Consolidated real estate debt increased $31.1 million during the quarter to $364.4 million, yet the portion of this indebtedness that is recourse to the company, together with company guarantees of obligations of unconsolidated subsidiaries, remained low, at $31.4 million.  Consistent with historical patterns, the company expects that fourth quarter sales activity will result in net reductions to real estate and related debt.

Borrowings under the company’s $175 million line of credit were $140.1 million at September 30, 2006, but have since been reduced to $104.0 million at October 31, 2006.  Significant further reductions in borrowings under the line are expected to be made from fourth quarter cash flow.

Outlook

Commenting on the state of the company’s business and the pending sale of the company to CB Richard Ellis, Mr. Sulentic noted, “I am extremely proud of the tremendous strides we have made in our business since our 2001 reorganization, when we tackled necessary change in the face of a tough market.  In our Global Services business, our focus on client service, capitalizing on the outsourcing opportunity and growing our brokerage ranks has pushed the segment’s pre-tax profits from their 2002 low of $14.7 million to 2005’s $68.4 million, on top of which we’ve posted 33% year-to-date growth.  Client satisfaction is high.  In our Development and Investment business, we have put in place specialty product initiatives and capital programs with scale to leverage our legacy field network of talented developers.  That, along with an improving market, has enabled us to build the business to record activity levels, evidenced by the inventory levels reported today.  We have built an infrastructure – in IT, HR, legal, finance and accounting – that provides exceptional support to our operations.

“This tremendous progress, of which all our people can be proud, has not gone unnoticed.  As a result, we’ve secured for our shareholders an opportunity to realize what we believe is a very attractive price for the company.  And we have done so with a company that is a perfect complementary fit, one whose preeminent brokerage platform, broad range of other products and industry leading global footprint will provide enhanced solutions for our clients and greater opportunities for our people.

With regard to the company’s earnings for the remainder of the year, Mr. Sulentic stated “Having entered into an agreement for the sale of our company, targeting a closing late this year or early next year, we are declining to give any earnings guidance from this point forward.”

At 11:00 a.m., Eastern Standard Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s third quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through November 9, 2006.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. The company provides brokerage, project management, building management, and development and investment services to both investors in and users of commercial real estate. In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to user clients. The company delivers brokerage services outside the United States through strategic alliances with leading providers – in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. The company delivers building management, brokerage, and project management services in India through Trammell Crow Meghraj, India’s leading property services company jointly owned by the company and certain international partners.  Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “attainable,” “forecast,” “will,” “may,” “expect(ation),” “envision,” “project,” “budget,” “objective,” “goal,” “target(ing),” “estimate,” “could,” “should,” “would,” “conceivable,” “intend,” “possible,” “prospects,” “foresee”, “look(ing) for,” “look to” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the ability of the Company to complete the proposed transaction with CB Richard Ellis Group, Inc. due to a number of factors, including but not limited to, the ability of the Company and CB Richard Ellis Group, Inc. to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the company to retain its major customers and renew its contracts, (iii) the ability of the company to attract new user and investor customers, (iv) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (v) the company’s ability to continue to pursue its growth strategy, (vi) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the company’s ability to compete in highly competitive national and local business lines, (viii) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the company’s business and the threat of terrorism and acts of war.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under in “Item 1A. Risk Factors” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

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